Exhibit 99.1

Company Contacts:

Scott Settersten

Chief Financial Officer

(630) 410-4807

Laurel Lefebvre

Vice President, Investor Relations

(630) 410-5230

Karen May

Director, Public Relations

(630) 410-5457

ULTA BEAUTY ANNOUNCES THIRD QUARTER 2015 RESULTS

Total Sales Increased 22.1%

Comparable Sales Increased 12.8%

Diluted EPS Increased 22.0% to $1.11

Company Raises Guidance for Fiscal Year 2015

Bolingbrook, IL – December 3, 2015 – Ulta Beauty [NASDAQ:ULTA] today announced financial results for the thirteen week period (“Third Quarter”) and thirty-nine week period (“First Nine Months”) ended October 31, 2015, which compares to the same periods ended November 1, 2014.

“Ulta Beauty’s excellent performance in the third quarter was highlighted by top line momentum driven by double digit traffic growth, leading to above-plan earnings growth,” said Mary Dillon, Chief Executive Officer. “Delivering against our six strategic imperatives continues to drive our business forward. We believe our efforts to build awareness of the Ulta Beauty brand are bringing more guests to discover our differentiated assortment and the benefits of our loyalty program, now boasting 17 million active members. As a result of our financial performance in the third quarter and our position of strength heading into the holiday season, we are raising our guidance and now expect our 2015 full year earnings growth rate to be in the low twenties.”

For the Third Quarter

•	Net sales increased 22.1% to $910.7 million from $745.7 million in the third quarter of fiscal 2014;

•	Comparable sales (sales for stores open at least 14 months and e-commerce sales) increased 12.8% compared to an increase of 9.5% in the third quarter of fiscal 2014. The 12.8% comparable sales increase was driven by 10.6% growth in transactions and 2.2% growth in average ticket;

•	Retail comparable sales increased 10.9%, including salon comparable sales growth which also increased 10.9%;

•	Salon sales increased 20.0% to $51.7 million from $43.1 million in the third quarter of fiscal 2014;

•	E-commerce sales grew 56.3% to $46.2 million from $29.6 million in the third quarter of fiscal 2014, representing 190 basis points of the total company comparable sales increase of 12.8%;

•	Gross profit decreased 90 basis points to 36.9% from 37.8% in the third quarter of fiscal 2014 primarily due to supply chain initiatives including the new Greenwood, Indiana distribution center;

•	Selling, general and administrative (SG&A) expenses as a percentage of net sales decreased 30 basis points to 24.0% compared to 24.3% in the third quarter of fiscal 2014 primarily due to lower variable store expenses and variable compensation offset by planned investments in marketing to drive brand awareness;

•	Pre-opening expenses decreased to $6.1 million, compared to $6.6 million in the third quarter of fiscal 2014. Real estate activity in the third quarter of fiscal 2015 included 45 new stores, two relocations and two remodels compared to 50 new stores, two relocations and five remodels in the third quarter of fiscal 2014;

•	Operating income increased 17.7% to $110.8 million, or 12.2% of net sales, compared to $94.1 million, or 12.6% of net sales, in the third quarter of fiscal 2014;

•	Tax rate decreased to 36.0% compared to 37.3% in the third quarter of fiscal 2014 primarily due to changes in state income taxes;

•	Net income increased 20.2% to $71.1 million compared to $59.1 million in the third quarter of fiscal 2014; and

•	Income per diluted share increased 22.0% to $1.11 compared to $0.91 in the third quarter of fiscal 2014.

For the First Nine Months

•	Net sales increased 21.1% to $2,655.8 million from $2,193.7 million in the first nine months of fiscal 2014;

•	Comparable sales (sales for stores open at least 14 months and e-commerce sales) increased 11.4% compared to an increase of 9.3% in the first nine months of fiscal 2014. The 11.4% comparable sales increase was driven by 8.3% growth in transactions and 3.1% growth in average ticket;

•	Retail comparable sales increased 9.9%, including salon comparable sales growth of 10.4%;

•	Salon sales increased 20.1% to $154.7 million from $128.8 million in the first nine months of fiscal 2014;

•	E-commerce comparable sales grew 50.2% to $126.3 million from $84.1 million in the first nine months of fiscal 2014, representing 150 basis points of the total company comparable sales increase of 11.4%;

•	Gross profit decreased 30 basis points to 35.6% from 35.9% in the first nine months of fiscal 2014 primarily due to supply chain initiatives including the new Greenwood, Indiana distribution center;

•	SG&A expenses as a percentage of net sales decreased 50 basis points to 22.4% compared to 22.9% in the first nine months in fiscal 2014;

•	Pre-opening expenses increased to $13.3 million compared to $12.8 million in the first nine months of fiscal 2014. Real estate activity in the first nine months of 2015 included 89 new stores, four relocations and four remodels compared to 90 new stores, two relocations and nine remodels in the first nine months of fiscal 2014;

•	Operating income increased 23.4% to $336.8 million, or 12.7% of net sales, compared to $272.9 million, or 12.4% of net sales, in the first nine months of fiscal 2014;

•	Net income increased 24.9% to $212.2 million compared to $169.9 million in the first nine months of fiscal 2014; and

•	Income per diluted share increased 25.5% to $3.30 compared to $2.63 in the first nine months of fiscal 2014.

Balance Sheet

Merchandise inventories at the end of the third quarter of fiscal 2015 totaled $884.4 million, compared to $709.7 million at the end of the third quarter of fiscal 2014, representing an increase of $174.7 million. This increase was driven by 95 net new stores, the opening of the Company’s fourth distribution center in Greenwood, Indiana, as well as new brand additions. Average inventory per store increased 10.9%, compared to the third quarter of fiscal 2014. This increase was primarily driven by the new Greenwood, Indiana distribution center, investments in inventory to ensure high in-stock levels to support sales growth and incremental inventory for new brands and in-store prestige brand boutiques.

The Company ended the third quarter of fiscal 2015 with $359.8 million in cash and short-term investments.

Share Repurchase Program

During the third quarter, the Company repurchased 288,427 shares of its stock at a cost of approximately $47.5 million under its 10b5-1 plan. As of October 31, 2015, $238.8 million remained available under the $400 million share repurchase program.

Store Expansion

During the third quarter, the Company opened 45 stores located in Euless, TX; Greenwood, SC; Las Vegas, NV; Mt. Pleasant, WI; Selinsgrove, PA; Spring Hill, TN; Superior, CO; Tigard, OR; Upper Arlington, OH; Anchorage, AK; Bastrop, TX; Bel Air, MD; Butler, PA; Chicago, IL; Chillicothe, OH; Chula Vista, CA; Columbus, MS; Dulles, VA; Emeryville, CA; Grove City, OH; Harrisonburg, VA; Indianapolis, IN; Janesville, WI; La Habra, CA; Livingston, NJ; San Diego, CA; Springfield, OR; St. Clairsville, OH; Statesboro, GA; Tarpon Springs, FL; Warrington, PA; Newport News, VA; Alabaster, AL; Bellevue, WA; Bismarck, ND; Bridgeport, WV; Cape Coral, FL; Guilford, CT; Kingston, NY; Lawrence, KS; Newark, DE; Niagara Falls, NY; Rosemead, CA; Sevierville, TN and Silverdale, WA. In addition, the Company closed two stores. The Company ended the third quarter with 860 stores and square footage of 9,080,084, representing a 12% increase in square footage compared to the third quarter of fiscal 2014.

Outlook

For the fourth quarter of fiscal 2015, the Company currently expects net sales in the range of $1,212 million to $1,233 million, compared to actual net sales of $1,047.6 million in the fourth quarter of fiscal 2014. Comparable sales for the fourth quarter of 2015, including e-commerce sales, are expected to increase 8% to 10%. The Company reported a comparable sales increase of 11.1% in the fourth quarter of 2014.

Income per diluted share for the fourth quarter of fiscal 2015 is estimated to be in the range of $1.48 to $1.53. This compares to income per diluted share for the fourth quarter of fiscal 2014 of $1.35.

The Company is raising its previously announced fiscal 2015 guidance. The Company plans to:

•	achieve comparable sales growth of approximately 10% to 11%, including the impact of the e-commerce business, compared to previous guidance of 8% to 10%;

•	increase total sales growth percentage range to the low twenties, compared to previous guidance of a mid to high teens percentage range;

•	grow e-commerce sales in the 40% range;

•	expand square footage by approximately 13% with the opening of 100 net new stores;

•	remodel four locations;

•	deliver earnings per share growth in the low twenties percentage range, compared to previous guidance of high teens percentage range. This includes planned supply chain and system investments, excludes the $0.02 non-recurring tax benefit in the fourth quarter of 2014, and assumes continued share repurchases to offset dilution; and

•	incur capital expenditures in the $300 million range in fiscal 2015, compared to $249 million in fiscal 2014.

Conference Call Information

A conference call to discuss third quarter results is scheduled for today, December 3, 2015, at 5:00 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 705-6003. The conference call will also be web-cast live at http://ir.ulta.com and remain available for 90 days. A replay of this call will be available until 11:59 p.m. (ET) on December 17, 2015 and can be accessed by dialing (877) 870-5176 and entering conference ID number 13624162.

About Ulta Beauty

Ulta Beauty (NASDAQ: ULTA) is the largest beauty retailer in the United States and the premier beauty destination for cosmetics, fragrance, skin, hair care products and salon services. Since opening its first store 25 years ago, Ulta Beauty has grown to become the top national retailer providing All Things Beauty, All in One Place™. The Company offers more than 20,000 products from over 500 well-established and emerging beauty brands across all categories and price points, including Ulta Beauty’s own private label. Ulta Beauty also offers a full-service salon in every store featuring hair, skin and brow services. Ulta Beauty is recognized for its commitment to personalized service, fun and inviting stores and its industry-leading ULTAmate Rewards loyalty program. As of October 31, 2015 Ulta Beauty operates 860 retail stores across 48 states and also distributes its products through its website, which includes a collection of tips, tutorials and social content. For more information, visit www.ulta.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” “targets,” “strategies” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates, targets, strategies or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: the impact of weakness in the economy; changes in the overall level of consumer spending; customer acceptance of our rewards program and technological and marketing initiatives; changes in the wholesale cost of our products; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that our continued opening of new stores could strain our resources and have a material adverse effect on our business and financial performance; the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues; the possibility that the capacity of our distribution and order fulfillment infrastructure and the performance of our newly opened distribution center may not be adequate to support our recent growth and expected future growth plans; the possibility of material disruptions to our information systems; weather conditions that could negatively impact sales; our ability to attract and retain key executive personnel; our ability to successfully execute our common stock repurchase program or implement future common stock repurchase programs; our ability to sustain our growth plans and successfully implement our long-range strategic and financial plan; and other risk factors detailed in our public filings with the Securities and Exchange Commission (the “SEC”), including risk factors contained in our Annual Report on Form 10-K for the fiscal year ended January 31, 2015, as such may be amended or supplemented in our subsequently filed Quarterly Reports on Form 10-Q. Our filings with the SEC are available at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1

Ulta Salon, Cosmetics & Fragrance, Inc.

Consolidated Statements of Income

(In thousands, except per share amounts)

	13 Weeks Ended		13 Weeks Ended
	October 31,		November 1,
	2015		2014
	(Unaudited)		(Unaudited)
Net sales	$910,700	100.0%	$745,722	100.0%
Cost of sales	575,062	63.1%	463,967	62.2%

Gross profit	335,638	36.9%	281,755	37.8%
Selling, general and administrative expenses	218,763	24.0%	181,093	24.3%
Pre-opening expenses	6,106	0.7%	6,574	0.9%

Operating income	110,769	12.2%	94,088	12.6%
Interest income, net	(283)	0.0%	(254)	0.0%

Income before income taxes	111,052	12.2%	94,342	12.7%
Income tax expense	39,982	4.4%	35,218	4.7%

Net income	$71,070	7.8%	$59,124	7.9%

Net income per common share:
Basic	$1.11		$0.92
Diluted	$1.11		$0.91
Weighted average common shares outstanding:
Basic	63,882		64,419
Diluted	64,196		64,738

Exhibit 2

Ulta Salon, Cosmetics & Fragrance, Inc.

Consolidated Statements of Income

(In thousands, except per share amounts)

	39 Weeks Ended		39 Weeks Ended
	October 31,		November 1,
	2015		2014
	(Unaudited)		(Unaudited)
Net sales	$2,655,821	100.0%	$2,193,728	100.0%
Cost of sales	1,710,524	64.4%	1,406,678	64.1%

Gross profit	945,297	35.6%	787,050	35.9%
Selling, general and administrative expenses	595,185	22.4%	501,304	22.9%
Pre-opening expenses	13,301	0.5%	12,798	0.6%

Operating income	336,811	12.7%	272,948	12.4%
Interest income, net	(870)	0.0%	(663)	0.0%

Income before income taxes	337,681	12.7%	273,611	12.5%
Income tax expense	125,496	4.7%	103,740	4.7%

Net income	$212,185	8.0%	$169,871	7.7%

Net income per common share:
Basic	$3.31		$2.64
Diluted	$3.30		$2.63
Weighted average common shares outstanding:
Basic	64,050		64,347
Diluted	64,383		64,655

Exhibit 3

Ulta Salon, Cosmetics & Fragrance, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	October 31,	January 31,	November 1,
	2015	2015	2014
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$209,552	$389,149	$295,060
Short-term investments	150,209	150,209	100,000
Receivables, net	50,939	52,440	49,399
Merchandise inventories, net	884,407	581,229	709,667
Prepaid expenses and other current assets	70,467	66,548	60,907
Prepaid income taxes	2,133	—	—
Deferred income taxes	20,483	20,780	15,709

Total current assets	1,388,190	1,260,355	1,230,742
Property and equipment, net	844,238	717,159	686,898
Deferred compensation plan assets	7,570	5,656	5,119

Total assets	$2,239,998	$1,983,170	$1,922,759

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$291,269	$190,778	$236,329
Accrued liabilities	166,707	149,412	128,465
Accrued income taxes	—	19,404	4,917

Total current liabilities	457,976	359,594	369,711
Deferred rent	324,314	294,127	293,895
Deferred income taxes	72,646	74,498	65,880
Other long-term liabilities	10,903	7,442	6,940

Total liabilities	865,839	735,661	736,426
Commitments and contingencies
Total stockholders’ equity	1,374,159	1,247,509	1,186,333

Total liabilities and stockholders’ equity	$2,239,998	$1,983,170	$1,922,759

Exhibit 4

Ulta Salon, Cosmetics & Fragrance, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	39 Weeks Ended
	October 31,	November 1,
	2015	2014
	(Unaudited)
Operating activities
Net income	$212,185	$169,871
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	119,051	96,055
Deferred income taxes	(1,555)	5,699
Non-cash stock compensation charges	11,126	11,436
Excess tax benefits from stock-based compensation	(8,608)	(3,290)
Loss on disposal of property and equipment	2,647	2,945
Change in operating assets and liabilities:
Receivables	1,501	(2,350)
Merchandise inventories	(303,178)	(251,734)
Prepaid expenses and other current assets	(3,919)	(4,914)
Income taxes	(12,929)	(7,142)
Accounts payable	100,491	88,047
Accrued liabilities	427	7,621
Deferred rent	30,187	32,265
Other assets and liabilities	1,547	1,641

Net cash provided by operating activities	148,973	146,150
Investing activities
Purchases of short-term investments	(50,000)	(100,000)
Proceeds from short-term investments	50,000	—
Purchases of property and equipment	(231,909)	(172,498)

Net cash used in investing activities	(231,909)	(272,498)
Financing activities
Repurchase of common shares	(121,272)	(9,972)
Stock options exercised	17,877	10,202
Excess tax benefits from stock-based compensation	8,608	3,290
Purchase of treasury shares	(1,874)	(1,588)

Net cash (used in) provided by financing activities	(96,661)	1,932

Net decrease in cash and cash equivalents	(179,597)	(124,416)
Cash and cash equivalents at beginning of period	389,149	419,476

Cash and cash equivalents at end of period	$209,552	$295,060

Exhibit 5

2015 Store Expansion

	Total stores open	Number of stores	Number of stores
	at beginning of the	opened during the	closed during the	Total stores open
Fiscal 2015	quarter	quarter	quarter	at end of the quarter
1st Quarter	774	24	1	797
2nd Quarter	797	20	0	817
3rd Quarter	817	45	2	860

		Gross square feet for
	Total gross square	stores opened or	Gross square feet for	Total gross square
	feet at beginning of	expanded during the	stores closed	feet at end of the
Fiscal 2015	the quarter	quarter	during the quarter	quarter
1st Quarter	8,182,404	253,429	10,452	8,425,381
2nd Quarter	8,425,381	202,832	0	8,628,213
3rd Quarter	8,628,213	474,278	22,407	9,080,084